Exhibit 99.1

Church & Dwight Co., Inc.

News Release

Contact:	Matthew T. Farrell
Chief Financial Officer
609-683-5900

CHURCH & DWIGHT REPORTS SECOND QUARTER EARNINGS
Strong Sales Growth and Gross Margin Expansion
Company Raises Annual EPS Objective

PRINCETON, NJ, August 4, 2008 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended June 27, 2008 of $45.8 million or $0.66 per share, an increase of $0.07 per share or 12% over last year’s $40.5 million or $0.59 per share.

Second Quarter Review

Net sales for the quarter increased 8.7% to $594.0 million.  Organic net sales increased by approximately 8.0% for the quarter, which excludes the positive impact of foreign exchange offset by other minor items.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our solid results in the second quarter.  These results reflect strong organic revenue growth and improved gross margin.  Our organic revenue growth was primarily driven by pricing actions, new products, marketing spending, and new distribution on existing products.  We expect full year 2008 organic revenue growth to exceed the 3-4% goal in our long-term business model.”

Consumer Domestic sales in the second quarter were $411.6 million, a $28.3 million or 7.4% increase over the prior year second quarter sales.  Sales of Xtra® liquid laundry detergent, Arm & Hammer® liquid laundry detergent, First Response® pregnancy test kits, Arm & Hammer® powder laundry detergent, and Arm & Hammer Super Scoop® cat litter were all higher than last year’s second quarter.  Consumer Domestic sales also benefited from February price increases on condoms and baking soda and May price increases on Arm & Hammer powder laundry detergent and Nice’n Fluffy® liquid fabric softener.

Consumer International sales of $112.8 million increased $11.0 million or 11% over the prior year second quarter sales, of which 8% was due to foreign exchange, with the balance primarily due to higher sales in a number of countries.  Specialty Products sales increased $8.3 million or 13% to $69.6 million due to higher pricing and volumes in the animal nutrition and specialty chemicals businesses.

Gross margin increased 110 basis points to 40.8% in the second quarter compared to 39.7% in the same quarter last year.  The increase in gross margin includes the benefits of pricing actions, cost reduction programs, liquid laundry detergent concentration, and manufacturing synergies relating to the businesses acquired from Orange Glo International, Inc. in 2006, partially offset by higher commodity costs.

Marketing expense was $79.2 million in the second quarter, a $13.1 million increase over the prior year’s second quarter.  The increased marketing spending was focused on the Company’s largest brands:  Arm & Hammer, Trojan, OxiClean and First Response. Marketing expense as a percentage of net sales increased 120 basis points to 13.3% in the quarter compared to 12.1% in last year’s second quarter.

Selling, general, and administrative (SG&A) expense was $81.4 million in the second quarter, a $7.4 million increase over the prior year’s second quarter.  SG&A expense as a percentage of net sales was 13.7% in the quarter, 20 basis points higher than last year’s second quarter.  The increase in SG&A expense is attributed to foreign exchange, research & development spending to support new products and information systems costs.

Operating income increased 7% to $81.9 million in the second quarter compared to $76.6 million in the prior year’s second quarter driven by higher sales and gross profit, partially offset by higher marketing and SG&A expenses. Operating margin in the quarter was 13.8% compared to 14.0% in the prior year’s second quarter.

Other expense decreased to $8.6 million in the second quarter, compared to $12.2 million in the prior year’s second quarter, primarily due to lower net interest expense.

The effective tax rate in the current quarter was 39.3% compared to 38.7% in the prior year’s second quarter. The current quarter and prior year’s quarter both were impacted by an increase in tax liabilities.  The tax rate for the current quarter was also negatively impacted by the expiration of the research tax credit which has not been reinstated by Congress for 2008. The effective tax rate for the full year is expected to be approximately 37%, excluding the impact of any research and development tax credit.

Free Cash Flow and Net Debt

For the first six months of 2008, the Company reported $130.3 million of net cash from operations compared to $75.1 million for the first six months of 2007.  For the first six months of 2008, the Company generated $113.7 million in free cash flow compared to $49.7 million in the prior year period.  The increase in free cash flow is primarily related to improved working capital management and higher net income.  Free cash flow is defined as net cash from operations less capital expenditures.

At quarter-end, the Company had net debt of $484 million (total debt of $740 million less cash of $256 million) compared to net debt at December 31, 2007 of $606 million (total debt of $856 million less cash of $250 million).  The leverage ratio of total debt to Adjusted EBITDA (as defined in the Company’s principal credit agreement) is 1.8 for the twelve months ended June 27, 2008.

On July 11, 2008, the Company announced that it will redeem the $100 million outstanding principal amount of its 5.25% Senior Convertible Debentures due 2033 on August 15, 2008 at 101.5% of the principal amount of the debentures, plus interest to the redemption date.  In lieu of redemption, holders may elect to convert the debentures into shares of the Company’s common stock at a conversion rate of 32.26 shares per $1,000 principal amount.

Price Increases

As previously announced, the Company implemented price increases on its U.S. consumer products portfolio, effective February 1, 2008 for Trojan® condoms and Arm & Hammer® baking soda and May 12, 2008 for Arm & Hammer powder laundry detergent and Nice’n Fluffy liquid fabric softener. The Specialty Products business had previously raised prices on many of its products effective January 1, 2008.  These announced pricing actions have affected approximately 30% of the Company’s product portfolio, in terms of net sales.

New Product Activity

With respect to new products, Mr. Craigie commented, “The Company continues to deliver solid organic growth driven by an impressive pipeline of new and improved products that provide meaningful benefits to consumers. We plan to continue to support these household and personal care initiatives with an increase in marketing support in the second half of 2008.”

In July 2008, the Company began shipping Arm & Hammer® Essentials™ cleaners which is a new line of household cleaning products that combines powerful plant-based cleaners and environmentally sensible packaging to help consumers develop greener cleaning habits.  The Company estimates that when consumers use Arm & Hammer Essentials cleaners as designed, they will use approximately 70% less plastic and 60% less packaging than standard, pre-filled 32 oz. cleaners.  Mr. Craigie commented, “The cleaners are built on three simple ideas: they include plant-based and other biodegradable ingredients that work as well as traditional cleaners; have a refillable design that helps reduce the amount of plastic that ends up in landfills; and they save consumers money with refills.  The products provide a win for the consumer and the environment and we expect to support this initiative with significant marketing support in the back half of the year.”

During the second quarter, the Company substantially completed the third and final wave of shipments of concentrated liquid laundry detergent, and is encouraged by the response of consumers.  The speed of conversion and initial sales reports for the Company’s concentrated liquid laundry detergent brands are positive.  The second wave began in January 2008 in the Midwest and Northwest U.S., and the final wave in the Eastern U.S. commenced in April.

Orajel® Acquisition

The Company completed its previously announced acquisition of the assets of the Del Pharmaceuticals, Inc. over-the-counter business from Coty Inc. on July 7, 2008, including the Orajel oral analgesic brand and other over-the-counter brands for $380 million in cash.  The purchase price was financed with a $250 million addition to the Company’s bank credit facility and available cash.  The Orajel business is expected to be dilutive to third quarter earnings by approximately $0.03 per share primarily due to one-time integration costs and the amortization of the step-up of inventory to fair value as of the acquisition date.  The acquisition is expected to have a neutral impact on 2008 earnings per share and is expected to be accretive to earnings and generate free cash flow starting in 2009.

New Manufacturing Plant and Distribution Center

On June 5, 2008, the Company announced plans to construct a new integrated laundry detergent manufacturing plant and distribution center in York County, Pennsylvania.  The Company expects to invest approximately $170 million in capital expenditures and cash transition expenses relating to the opening of the York County site and the closing of the Company’s North Brunswick complex.  Capital expenditures in the second half of 2008 are expected to be $75-80 million of which approximately $50 million are related to the new project.  The overall project is expected to result in charges which would reduce second half 2008 earnings by approximately $0.08 per share and 2009 earnings by approximately $0.24 per share.  These charges relate primarily to accelerated depreciation of the North Brunswick complex, severance and other one-time costs associated with the closing of the operations.

Outlook

With regard to the full year, Mr. Craigie said, “Due to our solid first half performance, the success of our new product launches and our gross margin increase, we are raising our previously announced 2008 earnings per share estimate to $2.83 - $2.85 from $2.77, excluding the charges for the new manufacturing plant. This represents a 15% to 16% increase over 2007 results.  We expect second half earnings, excluding the charges for the new manufacturing plant, to be more evenly balanced between the third and fourth quarter.  Third quarter earnings are expected to be lower than the prior year due to dilution from the Orajel acquisition and a significant increase in marketing spending to approximately 13% of sales.  Fourth quarter 2008 earnings are expected to be higher than the third quarter 2008 and the prior year fourth quarter due to lower SG&A expenses and accretion from the Orajel acquisition.  Finally, we are confident that gross margin will continue to expand in the third and fourth quarters.  We expect to exceed our previously stated annual target of 100 basis points of gross margin expansion in 2008 despite significantly higher commodity costs.”

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As previously reported, at its July 31st Board meeting, the Company declared a quarterly dividend of $0.09 per share.  The dividend, which is an increase of 12.5%, will be payable September 2, 2008 to stockholders of record at the close of business on August 11, 2008. This is the Company’s 430th regular quarterly dividend.

Church & Dwight will host a conference call to discuss second quarter 2008 results on Monday, August 4, 2008 at 10:00 a.m. (ET).  To participate, dial in at 888-396-2386, access code: 39955968.  A replay will be available two hours after the call at 888-286-8010, access code: 23790827.  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements including, among others, statements relating to short- and long-term financial objectives, sales and earnings growth, margin improvement, price increases, marketing spending, new product introductions, the timing of new product launches, consumer demand for the Company’s products, the impact of the shift to concentrated liquid laundry detergent, the effective tax rate, capital expenditures, the impact on earnings and free cash flow of the Orajel acquisition, the impact of the new laundry facility in York County, PA, the impact of the closure of the Company’s North Brunswick, NJ complex, the redemption of the Company’s Senior Convertible Debt terms due 2033, levels of SG&A, and earnings per share.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and increased marketing spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, and environmental remediation.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Net Sales	$593,959	$546,472	$1,146,826	$1,060,807
Cost of sales	351,479	329,779	680,240	644,238
Gross profit	242,480	216,693	466,586	416,569
Marketing expenses	79,170	66,102	132,655	111,954
Selling, general and administrative expenses	81,427	74,041	159,286	145,922
Income from Operations	81,883	76,550	174,645	158,693
Equity in earnings of affiliates	2,152	1,760	4,532	4,020
Other income (expense), net	(8,581)	(12,173)	(16,319)	(26,155)
Income before minority interest and taxes	75,454	66,137	162,858	136,558
Income taxes	29,684	25,611	60,895	50,938
Minority Interest	5	(7)	7	(12)
Net Income	$45,765	$40,533	$101,956	$85,632
Net Income per share - Basic	$0.69	$0.62	$1.53	$1.30
Net Income per share - Diluted	$0.66	$0.59	$1.46	$1.25
Dividend per share	$0.08	$0.07	$0.16	$0.14
Weighted average shares outstanding - Basic	66,574	65,804	66,459	65,687
Weighted average shares outstanding - Diluted	71,067	70,322	70,944	70,179

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 27, 2008	June 29, 2007
Assets
Current Assets
Cash, equivalents and securities	$255,933	$106,887
Accounts receivable	272,071	245,348
Inventories	219,244	211,504
Other current assets	29,374	24,845
Total Current Assets	776,622	588,584
Property, Plant and Equipment (Net)	339,971	344,009
Equity Investment in Affiliates	10,094	10,814
Tradenames and Other Intangibles	654,257	673,551
Goodwill	688,399	688,279
Other Long-Term Assets	82,126	69,998
Total Assets	$2,551,469	$2,375,235
Liabilities and Stockholders’ Equity
Short-Term Debt	$61,077	$150,392
Other Current Liabilities	322,642	264,499
Total Current Liabilities	383,719	414,891
Long-Term Debt	678,651	724,246
Other Long-Term Liabilities	288,930	263,010
Stockholders’ Equity	1,200,169	973,088
Total Liabilities and Stockholders’ Equity	$2,551,469	$2,375,235

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in thousands)	June 27, 2008	June 29, 2007
Net Income	$101,956	$85,632
Depreciation and Amortization	31,651	29,033
Deferred Income Taxes	5,708	12,443
Gain on Asset Sale	(2,986)	--
Asset Impairment Charges and Other Asset Write-Offs	6,710	1,264
Non Cash Compensation	6,698	6,450
Unrealized Gain on Diesel Hedge Contract	(3,566)	--
Other	(2,729)	(1,543)
Changes in Assets and Liabilities:
Accounts Receivable	(21,750)	(10,510)
Inventories	(5,714)	(14,850)
Prepaid Expenses	(1,811)	(3,508)
Accounts Payable and Accrued Expenses	11,463	(30,856)
Income Taxes Payable	4,024	6,679
Excess tax Benefits on Stock Options Exercised	(3,450)	(5,039)
Other liabilities	4,140	(57)
Net cash provided by operations	130,344	75,138
Capital expenditures	(16,656)	(25,395)
Proceeds from sale of assets	11,235	--
Other	549	(637)
Net cash used in investing activities	(4,872)	(26,032)
Debt payments (net of borrowings)	(116,289)	(58,729)
Payment of dividends	(10,625)	(9,191)
Stock option related	9,471	13,539
Deferred financing costs	(2,666)	--
Net cash used in financing activities	(120,109)	(54,381)
F/x impact on cash	761	1,686
Net change in cash and investments	$6,124	$(3,589)
Free cash flow	$113,688	$49,743

FREE CASH FLOW = Net Cash from Operations less Capital Expenditures

SUPPLEMENTAL INFORMATION

2008 and 2007 Product Line Net Sales

	Three Months Ended			Percent
(Dollars in millions)	6/27/2008	6/29/2007		Change
Household Products	$266.5	$244.8	*	9%
Personal Care Products	$145.1	$138.5		5%
Consumer Domestic	$411.6	$383.3		7%
Consumer International	$112.8	$101.8	*	11%
Total Consumer Net Sales	$524.4	$485.1		8%
Specialty Products Division	$69.6	$61.3		13%
Total Net Sales	$594.0	$546.5		9%

	Six Months Ended			Percent
	6/27/2008	6/29/2007		Change
Household Products	$509.3	$481.2	*	6%
Personal Care Products	$285.0	$272.0		5%
Consumer Domestic	$794.3	$753.2		5%
Consumer International	$212.5	$188.5	*	13%
Total Consumer Net Sales	$1,006.8	$941.7		7%
Specialty Products Division	$140.0	$119.1		18%
Total Net Sales	$1,146.8	$1,060.8		8%

*
Reflects a change in organization structure relating to certain U.S. export sales that became the responsibility of Consumer International effective January 1, 2008.  The second quarter and six months 2007 net sales have been adjusted to reflect this for comparability.

The following discussion addresses the reconciliations in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Organic Growth

The press release provides information regarding organic growth, namely net sales adjusted to reflect the impact of foreign exchange changes. Management believes that the exclusion of the effect of foreigh exchange adjustments is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management.

	Three Months Ended	Six Months Ended
	6/27/2008	6/27/2008
Reported Growth	8.7%	8.1%
Less:
FX/Other	0.6%	1.0%
Organic Growth	8.1%	7.1%

Free Cash Flow

Free cash flow is defined as net cash provided by operating activities less capital expenditures. Management believes that the presentation of free cash flow is useful to investors because it provides a meaningful indication of the amount of cash available for dividends and discretionary investment. Please refer to the Supplemental Cash Flow Information for details.